Exhibit 2.2

                                 AMENDMENT NO. 1
                                       TO
                            ASSET PURCHASE AGREEMENT


      THIS AMENDMENT NO. 1 to ASSET PURCHASE AGREEMENT is made and entered into as of this day of June 20, 1996, by and among ACE NOVELTY ACQUISITION CO., INC., a Texas corporation ("Buyer"), PLAY BY PLAY TOYS & NOVELTIES, INC., a Texas corporation and the parent corporation of Buyer ("PBYP"), ACE NOVELTY CO., INC., a Washington corporation ("ACE"), SPECIALTY MANUFACTURING LTD., a British Columbia, Canada corporation ("Specialty"), ACME ACQUISITION CORP., a Washington corporation ("ACME"), and BENJAMIN H. MAYERS and LOIS E. MAYERS, husband and wife, RONALD S. MAYERS, a married individual, KAREN GAMORAN, a married individual, and BETH WEISFIELD, a married individual, who are owners of all of the issued and outstanding capital stock of ACE (collectively "Stockholders"). ACE, ACME and Specialty are collectively referred to herein as "Sellers."

      WHEREAS, Buyer, PBYP, Sellers and Stockholders entered into an Asset Purchase Agreement dated as of May 1, 1996 (the "Asset Purchase Agreement"), and

      WHEREAS, the parties desire to amend certain provisions of the Asset Purchase Agreement.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      1 SECTION 3.01 "CLOSING DATE." In "(ii)" of Section 3.01, the date "May 31, 1996" shall be deleted and in its stead the date "June 21, 1996" shall be inserted.


      2 SECTION 4.06 "EMPLOYEE MATTERS." There shall be added as an additional sentence at the end of subparagraph "(A)" of Section 4.06 the following sentence: "Sellers shall keep in force through June 30, 1996 the health insurance applicable to Hired Employees and shall receive as a positive adjustment to the Purchase Price the cost of such health insurance allocable to the period from the Closing Date to June 30, 1996."

      3 SECTION 4.09 "ENVIRONMENTAL REMEDIATION." Section 4.09 is hereby amended in its entirety to read as follows:

            4.09 ENVIRONMENTAL REMEDIATION. Notwithstanding anything to the contrary in this Agreement, except as expressly provided in this Section 4.09, Sellers and Stockholders shall have no liability or obligations to Buyer or PBYP under this Agreement with regard to the remediation of Hazardous Substances present on the ACE Facilities on the Closing Date, by reason of a breach of Seller's representations and warranties in Section
      5.28 or otherwise; provided, however, this limitation shall not limit Sellers' and Stockholders' liability under Section 5.28 with respect to claims other than for the remediation of Hazardous Substances. Sellers and Stockholders shall be responsible for completing the remedial action recommended by EPS Environmental Services, Inc. in its asbestos survey/assessment contained in Section V.E of the Phase II environmental assessment dated February 2, 1994, delivered to Buyer with respect to asbestos remediation at the Chicago ACE Facility, which remedial action Sellers represent has been completed by Sellers and Stockholders except for removal of 810 linear feet of TSI which will be completed within 60 days after the Closing Date. Sellers have delivered to Buyer an environmental phase I and phase II assessment with respect to the Chicago Ace Facility ("First Assessment"). Buyer may, at its sole cost and expense, within 120 days of the Closing Date, obtain a phase I environmental assessment and, if desired, a phase II environmental assessment of the Chicago Ace Facility and such other assessments as such environmental assessments shall indicate or recommend ("Second Assessment"). Sellers and Stockholders shall also be responsible for completing any remedial action and shall also be liable to Buyer and PBYP for the direct, out-of-pocket costs and expenses of Buyer related to (i) the remediation of the Hazardous Substances present at the ACE Facilities on the Closing Date, arising from a breach of a representation or warranty in Section 5.28, but only to the extent such remediation is now, or in the future, required by a local, state, or federal agency; and (ii) the remediation of any Hazardous Substances disclosed in the Second Assessment that are not disclosed in the First Assessment but only to the extent the Second Assessment states that a local, state or federal agency would require such remediation based upon the regulatory cleanup objectives applicable to the property as of the Closing Date; provided, however, Sellers shall not be obligated for such remediation costs under this
      Section 4.09 if such required remediation results from (y) a change in the use or operation of the ACE Facilities or an addition to or modification of any improvements situated on the ACE Facilities subsequent to the Closing Date, or (z) any addition to or modification of any applicable Environmental Laws (as hereinafter defined) subsequent to the Closing Date. Sellers shall have the sole and exclusive control over the actual conduct of such remediation and may use the least expensive remediation method available so long as all such remediation is conducted in accordance with applicable Environmental Laws. Sellers' and Stockholders' obligations under this Section 4.09, with the exception of remedial action arising out of the Second Assessment to

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      the extent provided in (ii) above, shall be subject to the indemnification procedures and limitations set forth in Article VIII.

      4 SECTION 4.02 "PAYMENT OF CASH, PURCHASE PRICE AND PROMISSORY NOTE."
Section 4.02(C)(iii) and (iv) are hereby amended in their entirety to read as follows:

            (iii) Five Hundred Thousand Dollars ($500,000.00) of principal thereof, subject to Offset, shall be due and payable twelve (12) months from the Closing Date,

            (iv) Eight Hundred Thousand Dollars ($800,000.00) of principal thereof, subject to Offset, shall be due and payable twenty four (24) months and one day from the Closing Date, and

      5 SECTION 7.21(A) "LETTER OF CREDIT." Buyer and PBYP hereby agree and acknowledge that the condition to closing set forth in Section 7.21(A) has been waived in its entirety by Buyer and PBYP.

      6 SECTION 8.03 "INDEMNIFICATION NOTICE". The second to the last paragraph of Section 8.03 is hereby amended in its entirety to read as follows:

      Notwithstanding anything in this Agreement to the contrary, except with respect to the matters described in Section 8.01(A)(v) and 8.01(A)(vi) and with respect to completion of the removal of 810 linear feet of TSI and remedial action arising out of the Second Assessment to the extent provided in Section 4.09, Buyer shall have no claim or demand against Sellers or Stockholders under or in connection with this Agreement, including, without limitation, for indemnification under this ARTICLE VIII, unless and until the aggregate amount of such claims and demands (excluding any claims with respect to matters described in Section 8.01(A)(v) and 8.01(A)(vi) and with respect to completion of the removal of 810 linear feet of TSI and remedial action arising out of the Second Assessment to the extent provided in Section 4.09) shall exceed Three Hundred Twenty-Five Thousand Dollars ($325,000.00), and, then, only to the extent of such excess; provided, however, that the Three Hundred Twenty-Five Thousand Dollar ($325,000.00) threshold shall be reduced by the amount of any indemnification payment made by Buyer to Sellers or Stockholders pursuant to Section 9.01(A)(iii).

      7 SECTION 10.03 "COVENANT TO MAINTAIN INSURANCE." The last sentence of
Section 10.03 is hereby amended in its entirety to read as follows:

      Notwithstanding Sellers' obligation to obtain tail insurance, Buyer shall, immediately upon demand by Sellers, pay to Sellers the sum of One Hundred Five Thousand Dollars ($100,000.00) to reimburse Sellers for the cost of such insurance.

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      8 SCHEDULES TO AGREEMENT. The cover sheet to the Schedules is hereby amended in its entirety to read as attached hereto. Schedules 1.01(A), 1.01(F), 1.01(G), 1.01(I), 1.02(G), 1.02(N), 2.01 (Attachment 3), 2.02(B), 5.05, 5.06,
5.11, 5.16, 5.21, 5.22, 5.23 and 5.24 to the Agreement are each hereby amended in their entirety to read in the form attached hereto. Schedule 4.06 is hereby supplemented to include the additional information attached hereto.

      9 EXHIBIT A "PROMISSORY NOTE." Exhibit A to the Agreement is hereby amended in its entirety to the form attached hereto.

      10 EXHIBIT B "ESCROW AGREEMENT". Exhibit B to the Agreement is hereby amended in its entirety to the form attached hereto.

      Except to the extent amended or modified by this Amendment No. 1 to Asset Purchase Agreement, the Agreement and all the Schedules and Exhibits thereto remain in full force and effect.

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      IN WITNESS WHEREOF, this Agreement has been duly executed by Buyer, PBYP,
Sellers and Stockholders as of and on the date first above written.

                                     ACE NOVELTY ACQUISITION CO., INC.

                                     By
                                       Mark A. Gawlik, President

                                     "Buyer"


                                     PLAY BY PLAY TOYS & NOVELTIES,
                                     INC.


                                     By
                                       Mark A. Gawlik, President

                                     "PBYP"


                                     ACE NOVELTY CO., INC.


                                     By
                                       Ronald S. Mayers, President


                                     SPECIALTY MANUFACTURING LTD.


                                     By
                                       Benjamin H. Mayers, President


                                     ACME ACQUISITION CORP.

                                     By
                                       Ronald S. Mayers, President

                                     "Sellers"


BENJAMIN H. MAYERS                          LOIS E. MAYERS


RONALD S. MAYERS                            KAREN GAMORAN


BETH WEISFIELD                              "Stockholders"

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